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                        SUBSIDIARIES OF THE REGISTRANT
                        ------------------------------

      Company                                           Jurisdiction of
                                                        Incorporation

1.    Banyan Systems International Incorporated         Massachusetts

2.    Banyan Securities Corporation                     Massachusetts

3.    Banyan Systems Asia-Pacific Incorporated          Massachusetts

4.    Banyan Systems (UK) Ltd.                          England

5.    Banyan Systems (Holland) B.V.                     Holland

6.    Banyan Systems (Deutschland)                      Germany

7.    Switchboard Incorporated                          Delaware

8.    Banyan Worldwide Services of Canada, Ltd.         Canada

9.    ePresence Incorporated                            New Jersey